FOR IMMEDIATE RELEASE

Volt Information Sciences Completes Sale of Office Properties

Sale of company-owned real estate in Orange and San Diego, CA generates aggregate net cash proceeds of $29 million;
Orange facility to remain occupied by Volt in sale-leaseback transaction

NEW YORK, NY, March 8, 2016 – Volt Information Sciences, Inc. (“Volt” or “the Company”) (NYSE-MKT:VISI), an international provider of staffing services and information technology infrastructure services, today announced it has completed a sale-leaseback transaction for its office property in Orange, CA with Glassell Acquisition Partners LLC, a limited liability company formed by Hines, a global real estate investment management firm, and  funds managed by Oaktree Capital Management L.P. The facility is currently utilized by Volt. In addition, the Company also completed the sale of its idle office facility in San Diego to a private commercial real estate investor.

The Orange, CA facility comprises four buildings totaling approximately 191,000 square feet of Class A office space. Terms of the transaction included a $35.9 million purchase price and a concurrent leaseback agreement with an initial term of 15 years, plus multiple renewal options. The property will continue to house approximately 400 Volt employees. After the repayment of mortgage indebtedness on the property along with transaction-related expenses and fees, Volt received net cash proceeds of approximately $27.1 million from the sale of the property.

The San Diego, CA office facility has approximately 19,000 square feet and generated a purchase price of $2.1 million. There was no mortgage on the property and net proceeds to Volt, after transaction-related expenses and fees, totaled $2.0 million.

“We are pleased to announce the completion of the sale-leaseback of the Orange facility and the sale of the idle office property in San Diego,” said Michael Dean, Volt’s President and Chief Executive Officer. “The divestiture of non-core assets, including real estate, is a key aspect of our initiative to streamline Volt’s corporate structure and operational focus. Importantly, aggregate net cash proceeds of $29 million from the transactions, along with other actions to strengthen our balance sheet, have significantly improved our financial flexibility as we work to execute our turn-around strategy.”

Information concerning this transaction was filed by Volt today with the Securities and Exchange Commission and can be obtained at www.sec.gov or the ‘Investors’ section of Volt’s website at www.volt.com.

About Volt Information Sciences, Inc.
Volt Information Sciences, Inc. is a global provider of staffing services (traditional time and materials-based as well as project-based), managed service programs, technology outsourcing services and information technology infrastructure services. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed services programs supporting primarily professional administration, technical, information technology, light-industrial and engineering positions. Our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our technology outsourcing services provide pre and post production development, testing and customer support to companies in the mobile, gaming, and technology devices industries. In addition, we provide information technology infrastructure services which provide server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations. Our complementary businesses offer customized talent, technology and consulting solutions to a diverse client base. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation, and utilities. For more information visit www.volt.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the company’s website at http://www.volt.com in the Investor & Governance section.

Investor Contacts:
Paul Tomkins
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921

Lasse Glassen
Addo Communications
lasseg@addocommunications.com
424-238-6249